Contact: Investor Inquiries (505) 468-2341                                                           EXHIBIT 99.1
Media Inquiries (505) 468-4582

Sun Healthcare Group, Inc. Discloses
Landlord-Asserted Defaults

      IRVINE, CA (January 15, 2003) - (OTC-SUHG.OB) Sun Healthcare Group, Inc. ("Sun") today announced that THCI Company LLC, THCI Mortgage Holding Company LLC, THCI Holding Company LLC and their affiliated entities (collectively, "Care Realty") have delivered notices of termination to various affiliates of Sun (collectively, the "Tenants") seeking to revoke Tenants' right to occupy and operate 32 long term care and rehabilitation hospital facilities. Those notices of termination are based upon Care Realty's assertion that the Tenants are in default of various leasehold obligations, including the failure to pay rent that Care Realty asserts was due as of January 1, 2003. As reported in Sun's Form 10-Q, these leases have been the subject of a continuing dispute among the parties.

In 2001, the parties engaged in litigation over various aspects of these leases. This litigation was initiated in connection with Sun's 1999 chapter 11 bankruptcy case. In January and February 2002, the parties entered into stipulations, approved by the Bankruptcy Court in that case, which were intended to resolve this litigation. Those stipulations provided that the parties were to terminate the existing leases and enter into new leases, providing among other things for a reduction in rent, for 32 leased facilities and two additional facilities that are currently owned by Sun's subsidiaries. However, from the time the stipulations were approved to the present, the parties have not been able to reach agreement concerning these new leases and have reached an impasse over a number of issues. Although Tenants had paid the amounts demanded by Care Realty as rent for the facilities through December 2002, Tenants have now declined to pay the rent until the parties reach a mutually acceptable resolution regarding this matter.

Rick Matros, Chairman and CEO of Sun stated, "The Tenants notified Care Realty that no further payments will be delivered to Care Realty until there is resolution of the existing court orders and stipulations. Care Realty has reacted by purporting to terminate leases that the court ordered to be replaced. Although we have exerted every effort to work with Care Realty to reach accord on the form of leases required under the stipulation, we were unable to agree on the form and substance of the new leases required under that document. Sun's continuing payments to Care Realty allowed it to persist in prolonging negotiations without cost to it. We have therefore elected not to make further payments to Care Realty until negotiations toward a mutually acceptable resolution regarding the new leases has been completed." Mr. Matros continued, "Our ongoing and long-standing dispute with Care Realty in no way affects our ability to fulfill our commitment to quality patient care. Sun and its subsidiaries continue to receive ongoing funding under the existing lender arrangements while Sun and its lenders work through the covenant defaults previously disclosed in the company's quarterly reports to the SEC."

Care Realty is currently seeking to take possession of the 32 affected facilities together with leasehold damages that, if awarded are anticipated to have a material adverse effect upon Sun and its consolidated subsidiaries. Although Sun and the Tenants intend to defend Care Realty's allegations vigorously, no assurance can be given as to whether Care Realty will prevail in its claims against the Tenants and Sun.

Mr. Matros advised that, "Care Realty's position is particularly inappropriate given recent reductions in government support for long term caregivers. Congress has failed to restore Medicare funding to the levels existing prior to October 1, 2002. Moreover, severe cuts are proposed in Medicaid payments under numerous State budgets. Prospective enforcement of other cuts in reimbursement, such as the cap on reimbursement for rehabilitation therapy, makes matters even worse. Sun must, and will, continue to maintain its commitment to high quality patient care. But under these circumstances, Sun also must, and will, continue to make the hard decisions required to maintain patient care while reducing costs wherever possible in light of the government's deep cuts in funding."

Headquartered in Irvine, California, Sun Healthcare Group, Inc. owns many of the country's leading healthcare providers.   Through its wholly-owned SunBridge Healthcare Corporation subsidiary and its affiliated companies, Sun's affiliates together operate more than 235 long-term and postacute care facilities in 25 states.  In addition, the Sun Healthcare Group family of companies provides high-quality therapy, pharmacy, home care and other ancillary services for the healthcare industry.  More information is available on the Company's website at www.sunh.com.

      Statements made in this release that are not historical facts may be "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and similar expressions.  Factors that could cause actual results to differ materially include, but are not limited to, the following: the ability of the Company to operate pursuant to the terms of its debt and other obligations; changes in pharmacy legislation and payment formulas; changes in Medicare and Medicaid reimbursements; efforts of third-party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third-party payors; competition in our business; potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, return to profitability and generate sufficient cash flow to meet operational and financial requirements; and an economic downturn or changes in the laws affecting our business in those markets in which we operate.  More information on factors that could affect our business and financial results are included in our Annual Report on Form10-K for the year ended December 31, 2001, and other public filings made with the Securities and Exchange Commission.

      The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control.  We caution investors that any forward-looking statements made by us are not guarantees of future performance.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.